 Exhibit (a)(1)(C)
OFFERS TO PURCHASE FOR CASH ALL OF THE OUTSTANDING COMMON SHARES AND SWEDISH DEPOSITARY RECEIPTS REPRESENTING COMMON SHARES
OF
MILLICOM INTERNATIONAL CELLULAR S.A.
FOR
USD 24.00 PER COMMON SHARE AND USD 24.00 PER SWEDISH DEPOSITARY RECEIPT
PURSUANT TO THE OFFER TO PURCHASE DATED JULY 1, 2024
BY
ATLAS LUXCO S.À R.L.
THE OFFERS WILL EXPIRE AT ONE MINUTE AFTER 10:59 A.M. EST, OR ONE MINUTE AFTER
4:59 P.M. CEST ON AUGUST 16, 2024, UNLESS THE OFFERS ARE EXTENDED.
July 1, 2024
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Atlas Investissement S.A.S., a simplified joint-stock company (société par actions simplifiée) having its registered office at 16 Rue de la Ville-l’Évêque, FR-75008 Paris, France with corporate registration number 908 070 188 with the Paris Trade and Companies Registry (R.C.S Paris) (the “Parent”) in connection with the offer to purchase by Atlas Luxco S.à r.l., a private limited liability company (société à responsabilité limitée) existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 53, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg (“Luxembourg”), with corporate registration number B274990 with the Luxembourg Trade and Companies Registry (R.C.S. Luxembourg) (“Atlas” or the “Purchaser”), a subsidiary of Parent, which is a majority-owned subsidiary of NJJ Holding S.A.S., a simplified joint-stock company (société par actions simplifiée) domiciled in Paris, France, wholly-owned by Xavier Niel, through separate but concurrent offers in Sweden (the “Swedish Offer”) and the United States (the “US Offer”), all of the outstanding common shares (CUSIP L6388F110), with nominal value USD 1.50 per share (each, a “Common Share,” and collectively, the “Common Shares”), including Swedish Depositary Receipts (ISIN: SE0001174970) representing Common Shares (each Swedish Depositary Receipt represents one Common Share) (each, an “SDR,” and collectively, the “SDRs,” and together with the Common Shares, the “Shares”) of Millicom International Cellular S.A., a public limited liability company (société anonyme) existing under the laws of Luxembourg, having its registered office at 2, rue du Fort Bourbon, L-1249 Luxembourg, with corporate registration number B40630 with the Luxembourg Trade and Companies Registry (R.C.S. Luxembourg) (“Millicom”), for USD 24.00 per Common Share and USD 24.00 per SDR (each such amount, the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 1, 2024 (together with any amendments or supplements hereto, the “Offer to Purchase”) and for the US Offer the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and together with the Offer to Purchase and other materials related to the Swedish Offer and the US Offer, as each may be amended or supplemented from time to time, the “Offers”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Common Shares registered in your name or in the name of your nominee.
For your information and for forwarding to your clients for whom you hold Common Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.   The Offer to Purchase;
2.   The Letter of Transmittal (including Internal Revenue Service Form W-9) for the information of your clients; and
3.   A form of letter which may be sent to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

Certain conditions to the Offers are described under “The Tender Offers — Terms of the Offers — Conditions for Completion of the Offers” in the Offer to Purchase. The Offers are not subject to any financing condition.
Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offers will expire at one minute after 10:59 a.m., EST, on August 16, 2024 (the “Expiration Date”), unless the Offers are extended (in which event the “Expiration Date” will mean the latest time and date at which the Offers, as so extended by Purchaser, will expire). Purchaser is not providing for guaranteed delivery procedures. Therefore, Millicom shareholders must allow sufficient time for the necessary tender procedures to be completed prior to the Expiration Date.
For Common Shares to be properly tendered and accepted for payment pursuant to the US Offer, Broadridge Corporate Issuer Solutions, LLC, the depositary and paying agent for the US Offer (the “US Tender Agent”), must be in timely receipt of any tenders through The Depositary Trust Company’s (“DTC”) Automated Tender Program (“ATOP”) or confirmation of a book-entry transfer of such Common Shares into the US Tender Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth under “The Tender Offers — Acceptance for Payment and Payment — Common Shares” in the Offer to Purchase.
Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the US Tender Agent and the Information Agent) in connection with the solicitation of tenders of Common Shares pursuant to the US Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers. In those jurisdictions where applicable laws or regulations require the Offers to be made by a licensed broker or dealer, the Offers will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser. Tendering shareholders who are record owners of their Common Shares and who tender directly to the US Transfer Agent will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Common Shares by Purchaser pursuant to the US Offer. Shareholders who hold their Common Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions. Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of the Offer to Purchase, the related Letter of Transmittal, and other materials related to the Offers may be obtained at no cost to shareholders from the Information Agent. Additionally, copies of the Offer to Purchase, the related Letter of Transmittal, and any other materials related to the Offers may be found free of charge at www.sec.gov.
Very truly yours,
D.F. KING & CO., INC.
D.F. KING LTD
Nothing contained herein or in the enclosed documents shall render you, the agent of Purchaser, the Information Agent, the US Tender Agent or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offers other than the enclosed documents and the statements contained therein.
The Information Agent for the Offer is:
D.F. King & Co., Inc. (United States)
48 Wall Street, 22nd Floor New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550 All Others Call Toll-Free: (866) 356-6140
Email: Millicom@dfking.com
D.F. King Ltd (Europe)
6th Floor, 65 Gresham Street London EC2V 7NQ
+ 44 (0) 207 920 9700
Email: Millicom@dfking.com